July 25, 2018	95662.00002

Keeley Funds, Inc.

Keeley All Cap Value Fund

Keeley Small-Mid Cap Value Fund

111 West Jackson Blvd, Suite 810

Chicago, IL 60604

Re:    Reorganization of Keeley All Cap Value Fund into Keeley Small-Mid Cap Value Fund

Ladies and Gentlemen:

We have acted as counsel to Keeley Funds, Inc., a Maryland corporation (the “Corporation”), in connection with the reorganization of the Keeley All Cap Value Fund, a series of the Corporation (the “Acquired Fund”) into Keeley Small-Mid Cap Value Fund (the “Acquiring Fund”), in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated May 15, 2018, by and among the Corporation, Acquired Fund and the Acquiring Fund, and the Supplement to the Prospectus of the Acquired Fund and Acquiring Fund (the “Supplementary Materials”) filed with the U.S. Securities and Exchange Commission on May 29, 2018, relating to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, solely in exchange for the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the issuance and delivery by the Acquiring Fund of shares of beneficial interest of the Acquiring Fund (“Shares”), which Shares of the Acquiring Fund will thereafter be distributed pro rata on a class-by-class basis by the Acquired Fund to its shareholders in complete liquidation and complete cancellation of its shares, with each shareholder being entitled to receive the number of full and fractional Shares of each class corresponding to an outstanding class of shares of the Acquired Fund held by such shareholder that has an aggregate net asset value equal to the aggregate net asset value of the shares of that corresponding class of the Acquired Fund held by such shareholder as of the close of business on the Valuation Date (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Corporation, the Acquired Fund and the Acquiring Fund in connection with the Reorganization. For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Supplementary Materials;

(c)

such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

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(d)	certificates of knowledgeable officers of each of the Acquired Fund and the Acquiring Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.

That all representations, warranties and statements made or agreed to by the Acquired Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Supplementary Materials (including any exhibits or appendices) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

The acquisition by the Acquiring Fund of the assets of the Acquired Fund in exchange for the Acquiring Fund’s assumption of the Obligations of the Acquired Fund and issuance of the Acquiring Shares, followed by the distribution by the Acquired Fund of such Acquiring Shares to the shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund, all as provided in paragraph 1 of the Plan, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized to the Acquired Fund (i) upon the transfer of its assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the Acquiring Fund’s assumption of the Obligations or (ii) upon the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund as contemplated in paragraph 1 of the Plan;

No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for the assumption of the Obligations and issuance of the Acquiring Shares as contemplated in paragraph 1 of the Plan;

The tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the basis of those assets in the hands of the Acquired Fund immediately prior to the transfer, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund;

The Acquired Fund Shareholders will recognize no gain or loss upon the exchange of their shares of the Acquired Fund for the Acquiring Shares;

The tax basis of the Acquiring Shares to be received by each Acquired Fund Shareholder will be the same in the aggregate as the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefor;

The holding period of the Acquiring Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the Acquired Fund surrendered in exchange therefor were held by such shareholder, provided such shares of the Acquired Fund were held as a capital asset on the date of the exchange; and

The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in , Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

No opinion will be expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Acquired Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Acquired Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Acquired Fund.

Further, no opinion will be expressed as to the effect of the Reorganization on (i) the taxable year of any shareholder of the Acquired Fund, (ii) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion does not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. This opinion may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Acquired Fund and its shareholders, and not by any other person or entity.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated, all of which may be amended, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered to you pursuant to paragraph 8.4 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. This opinion may be disclosed to shareholders of the Acquired Fund and the Acquiring Fund, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,